EXHIBIT 99.1

NEWS RELEASE

[WACKENHUT LOGO]
4200 Wackenhut Drive, Palm Beach Gardens, FL 33410
CR-02-19

Wackenhut Corrections Corporation Completes
New $175 Million Senior Secured Financing

Palm Beach Gardens, Fla. – December 16, 2002 — Wackenhut Corrections Corporation (NYSE: WHC) (the “Company”) completed a $175 million, senior secured revolver/term credit facility (the “New Facility”) consisting of a $50 million, 5-year revolving credit facility (the “Revolver”) and a $125 million, 6-year amortizing term loan (the “Term Loan”). The New Facility replaces the Company’s $30 million revolving credit facility and $154.3 million operating lease facility that would have expired on December 18, 2002.

The proceeds of the New Facility were used to purchase the four properties in operation under the Company’s operating lease facility. The purchase price totaled approximately $155 million, which includes related fees and expenses. As a result of the purchase, both the properties and related debt will be recorded on the Company’s balance sheet.

Drawings under the $50 million Revolver will bear interest at LIBOR plus 3.0%. The $125 million Term Loan bears interest at LIBOR plus 4.0%, with a minimum LIBOR rate of 2.0% for the first 18-months. The Term Loan contains quarterly amortization requirements beginning March 31, 2003 in an aggregate principal of $1.25 million in years one through five and $118.75 million in year six.

The loans and other obligations under the New Facility are guaranteed by the Company’s material domestic subsidiaries and are secured by the Company’s tangible and intangible assets.

The Facility has been rated Ba3/BB by Moody’s Investors Service, Inc. (“Moody’s”) and Standard and Poor’s Ratings Group, a division of the McGraw-Hill Companies (“S&P). In addition, the Company obtained issuer ratings of B1/BB- from Moody’s and S&P respectively.

BNP Paribas and Wachovia Securities, Inc. acted as Co-Lead Arrangers in the structuring and arrangement of the facility.

George C. Zoley, Chairman and Chief Executive Officer, commented: “The new $175 million senior secured credit facility will provide Wackenhut Corrections Corporation with ample liquidity to pursue its short and long-term growth objectives. We are proud of the credit ratings assigned to the Facility by Moody’s and S&P as they are the highest in the Offender Management industry. We believe that the company’s strong financial history and experienced senior management contributed to these ratings.”

“We are also pleased to have forged a partnership with BNP Paribas and Wachovia as we believe that these two institutions will greatly assist the company as it continues to grow both domestically and internationally,” George Zoley added.

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Wackenhut Corrections Corporation Completes New Secured Financing

WCC, a world leader in the privatized corrections industry, has contracts/awards to manage 57 correctional/detention facilities in North America, Europe, Australia, South Africa and New Zealand with a total of approximately 42,000 beds. WCC also provides prisoner transportation services, electronic monitoring for home detainees, correctional health care and mental health services. WCC offers government agencies a turnkey approach to the development of new correctional and mental health institutions that includes design, construction, financing and operations.

This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen existing contract relationships. Investors should refer to documents that the Company files from time to time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release. Such factors include, but are not limited to (1) risks associated with the Company’s ability to control operating costs associated with contract start-ups; (2) the Company’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into the Company without substantial costs; (3) the Company’s ability to win service contracts for which it has submitted proposals and to retain existing management contracts; (4) the Company’s ability to sustain company-wide occupancy rates and other factors contained in the Company’s Securities and Exchange Commission filings, including the Forms 10-K, 10-Q and 8-K reports.